Consent of Independent Registered Public Accounting Firm	Exhibit 23.1

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-101645, 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, 333-183008, 333-193903, 333-210085, and 333-212716) and Form S-3 (No. 333-212719) of our reports dated February 3, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Comcast Corporation, and the effectiveness of Comcast Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 2016.

/S/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania February 3, 2017

171	Comcast 2016 Annual Report on Form 10-K